Exhibit 10.13
UMass Agreement No. UMMC 03-33-06
LICENSE AGREEMENT
     This Agreement, effective as of May 18, 2006 (the “Effective Date”), is between the University of Massachusetts Medical School (“Medical School”), a public institution of higher education of the Commonwealth of Massachusetts having an address of 333 South Street, Suite 400, Shrewsbury, MA 01545, and CytRx Corporation (“Company”), a Delaware corporation having an address of 11726 San Vicente Blvd., Suite 650, Los Angeles, CA 90049.
R E C I T A L S
     WHEREAS, Medical School is owner by assignment of the invention claimed in the United States Patent Application listed in Exhibit A pertaining to the Medical School’s invention disclosures numbers UMMC 03-33, 03-61, and 03-101; and
     WHEREAS, Medical School has exclusively licensed the invention to Sirna Therapeutics, Inc. with a reservation that allows the Medical School to grant this license to Company concurrently in certain limited fields; and
     WHEREAS, Company desires to obtain a license to the above referenced invention for certain limited fields pertaining to the development of prophylactics, therapeutics, and diagnostics for diabetes, obesity, Amyotrophic Lateral Sclerosis (ALS), and human cytomegalovirus (HCMV) under the rights of Medical School in any patent rights claiming those inventions; and
     WHEREAS, Medical School is willing to grant Company a license on the terms set forth in this Agreement; and
     WHEREAS, Company and Sirna Therapeutics, Inc. are the only licensees of the technology;
     THEREFORE, Medical School and Company hereby agree as follows: 1.
Definitions.
     1.1. “Affiliate” means any legal entity (such as, a corporation, partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term “control” means (a) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (b) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.
     1.2. “Collaborator” means a commercial entity that enters into a written agreement for a corporate partnership, joint venture, or other strategic alliance with Company or its Affiliate for research, development, and/or commercialization of one or more Licensed Products.
[***] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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     1.3. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, provided that such information is specifically designated as confidential. Such Confidential Information includes, without limitation, any diligence reports furnished to Medical School under Section 3.1. and royalty reports furnished to Medical School under Section 5.2.
     1.4. “Field” means therapeutics, prophylactics and diagnostics arising from the use of RNAi to (a) inhibit human cytomegalovirus Immediate Early (IE) gene expression, (b) inhibit mutant SOD1 gene expression in amyotrophic lateral sclerosis (ALS) applications, and (c) inhibit gene targets implicated in type II diabetes and obesity.
     1.5. “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without (a) infringing one or more Valid Claims under the Patent Rights, or (b) using some portion of the Related Technology.
     1.6.“Net Sales” means the gross amount billed or invoiced on sales by Company and its Affiliates and Sublicensees of Licensed Products, less the following: (a) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) outbound transportation costs prepaid or allowed and costs of insurance in transit; (d) any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company, all to the extent separately stated on purchase orders, invoices, or other documents of sale.
     In any transfers of Licensed Products between Company and an Affiliate or Sublicensee, Net Sales shall be calculated based on the final sale of the Licensed Product to an independent third party. In the event that Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration.
1.7. “Other Company Technology” means any technology other than the Patent Rights that is developed by Company or is licensed by Company from Medical School.
     1.8. “Patent Rights” means (a) the provisional and non-provisional United States patent and foreign patent applications listed on Exhibit A, (b) any divisional, continuation, continuation-in-part, substitution or addition of such patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patent issued thereon, (c) and any renewals, reissues, reexaminations, substitutions or extensions thereof, including supplementary protection certificates, and (d)all foreign counterparts to such patents and patent applications.

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     1.9. “Related Technology” means any know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which have been developed by Dr. Tariq M. Rana and his associates in his laboratory at the Medical School as of the Effective Date and which are owned by Medical School.
     1.10. “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.
     1.11.“Sublicense Income” means any payments that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation license fees, milestone payments, and license maintenance fees, but excluding royalties
     1.12. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.
     1.13. “Valid Claim” means (a) in the case of a United States or foreign patent application, a claim that has not been cancelled, withdrawn, or abandoned without being refiled in another application claiming priority from said patent application; or that has not been finally rejected by an administrative agency action from which no appeal can be taken; or (b) in the case of an unexpired United States or foreign patent (or either one of the foregoing that has been granted patent term extension or its equivalent), a claim that has not been donated to the public, withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision, including, through opposition, reexamination, reissue or disclaimer.
2. Grant of Rights.
     2.1. License Grants.
          (a) Patent Rights. Subject to the terms of this Agreement, Medical School hereby grants to Company and its Affiliates a co-exclusive, worldwide, royalty-bearing license (with a limited right to sublicense) under its commercial rights in the Patent Rights to develop, make, have made, use, sell, and have sold Licensed Products in the Field.
          (b) Related Technology. Subject to the terms of this Agreement, Medical School hereby grants to Company and its Affiliates a non-exclusive, royalty-bearing license (with the right to sublicense) under its commercial rights in the Related Technology to develop, make, have made, use, sell, and have sold Licensed Products in the Field.

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     2.2. Sublicenses. Company may grant sublicenses of its rights under Section 2.1 with the consent of Medical School, which consent may not be unreasonably withheld or delayed, but only (a) when Company grants a license to Other Company Technology and the sublicense is reasonably required to practice the Other Company Technology or (b) when the sublicense is granted to Collaborators. All sublicense agreements executed by Company pursuant to this Article 2 shall expressly bind the Sublicensee to the terms of this Agreement, and Company shall promptly furnish Medical School with a fully executed copy of the sublicense agreement.
     2.3. Retained Rights.
          (a) Medical School. Medical School retains the right to make and use Licensed Products for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. Medical School may license its retained rights under this Section to research collaborators of Medical School faculty members, post-doctoral fellows, and students.
          (b) Federal Government. The invention claimed in the Patent Rights has been partially funded by the federal government. Therefore, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non- transferable license to practice any government-funded invention claimed in any Patent Rights. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with SectionlO.il.
          (c) Other Organizations. To the extent that any invention claimed in the Patent Rights has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in such Patent Rights are subject to and governed by the terms and conditions of the applicable research grant. If any term of this Agreement fails to conform with such terms and conditions, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 10.11. Upon execution of this Agreement, the Medical School shall disclose in writing to Company any funding that would be subject to this Section 2.3(c).
     2.4. Termination of Sirna Therapeutics, Inc. License. If the license for Patent Rights with Sirna Therapeutics, Inc. is terminated, Medical School (a) may license the Patent Rights outside of the Field to any other party and (b) for Patent Rights in the Field, Medical School hereby grants Company a first option to obtain a worldwide, royalty bearing exclusive license (the “Option Right”). Company may exercise the Option Right by written notice to Medical School which is received by Medical School not later than sixty (60) days after notification to Company of the termination of the Sirna Therapeutics, Inc. license (which notification shall be delivered within a reasonable time to the Company). If Company does not elect to exercise the Option Right, or fails to do so within

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the 60 day option period, Medical School may license its commercial rights under the Patent Rights in the Field to any third party. If Company does exercise the Option Right, Medical School and Company shall negotiate in good faith a license agreement containing commercially reasonable terms. If Medical School and Company are unable to reach an agreement within three (3) months after Company exercises the Option Right, Medical School may offer its commercial rights in the relevant Patent Rights in the Field to any third parties.
3. Company Obligations Relating to Commercialization.
     3.1. Diligence Requirements. Company shall use diligent efforts, or shall cause its Affiliates and Sublicensees to use diligent efforts, to develop Licensed Products and to introduce Licensed Products into the commercial market place; thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Specifically, Company or Affiliate or Sublicensee shall fulfill the following obligations:
     (a) Within ninety (90) days after the Effective Date, Company shall furnish Medical School with a written research and development plan under which Company intends to develop Licensed Products.
     (b) Within sixty (60) days after the start of each calendar year during the term of this Agreement, Company shall furnish Medical School with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the current year.
     (c) Company shall obtain all necessary governmental approvals for the manufacture, use, and sale of Licensed Products.
     (d) Within seven (7) years after the Effective Date, Company shall file an Investigational New Drug Application (“IND”) or its equivalent covering at least one Licensed Product with the United States Food and Drug Administration (“FDA”).
     (e) Within ten (10) years after the Effective Date, Company shall file a New Drug Application (“NDA”) with the FDA covering at least one Licensed Product.
     (f) Within eighteen (18) months after receiving FDA approval of the NDA for a Licensed Product, Company shall market at least one Licensed Product in the United States.
     (g) Following commencement of marketing of a Licensed Product at any time during the exclusive period of this Agreement, Company shall reasonably fill the market demand for any Licensed Product.

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Company has the responsibility to finance its obligations in this Section 3.1. In the event that Medical School determines that Company (or an Affiliate or Sublicensee) has not fulfilled its obligations under this Section 3.1., Medical School shall furnish Company with written notice of such determination. Within sixty (60) days after receipt of such notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with Medical School a mutually acceptable schedule of revised diligence obligations, failing which Medical School shall have the right, immediately upon written notice to Company, to terminate this Agreement. The Medical School may not unreasonably withhold acceptance of Company’s revised diligence obligations.
     3.2. Indemnification.
          (a) Indemnity. Company shall indemnify, defend, and hold harmless Medical School and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.
          (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to Medical School to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep Medical School informed of the progress in the defense and disposition of such claim and to consult with Medical School with regard to any proposed settlement.
          (c) Insurance. Company shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide Medical School, upon request, with written

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evidence of such insurance. Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues to make, use, or sell a product that was a Licensed Product under this Agreement for a period of two (2) years.
     3.3. Use of Medical School Name. In accordance with Section 7.3., Company and its Affiliates and Sublicensees shall not use the name “University of Massachusetts Medical School” or any variation of that name in connection with the marketing or sale of any Licensed Products.
     3.4. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.
     3.5. Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees (to the extent commercially feasible) comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:
     (a) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or an Affiliate or Sublicensee intends to make, use, or sell Licensed Products.
     (b) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Medical School harmless (in accordance with Section 3.2.) for the consequences of any such violation.
     (c) To the extent that any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not

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commercially feasible under the circumstances, Medical School may seek a waiver of this requirement from the relevant federal agency on behalf of Company.
4. Consideration for Grant of Rights.
     4.1. License Fee, hi partial consideration of the rights granted Company under this Agreement, Company shall pay to Medical School within ten (10) days after the Effective Date a license fee of (***). The license fee is noncancelable (even if Company terminates pursuant to Section 8.3), nonrefundable and not creditable against any other payments due to Medical School under this Agreement.
     4.2. Equity. In partial consideration of the license granted to Company under this Agreement, before December 31, 2006, Company shall issue to Medical School (***) shares of Common Stock of Company. Company shall file a registration statement covering the resale of the shares that are issued to the Medical School within one hundred and twenty days (120) days after their issuance to Medical School and those shares shall then be unrestricted
     4.3. License Maintenance Fee. Beginning on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter during the term of the Agreement, Company shall pay to Medical School (***). This annual license maintenance fee is nonrefundable and is not creditable against any other payments due to Medical School under this Agreement.
     4.4. Milestone Payments. Company shall pay Medical School the following milestone payments within thirty (30) days after the occurrence of each event:

Milestone Event	Payment
Filing of IND or equivalent for each Licensed Product	(***)
Entry into Phase I Clinical trial or equivalent for each Licensed Product	(***)
Entry into Phase II clinical trial or equivalent for each Licensed Product	(***)
Entry into Phase HI clinical trial or equivalent for each Licensed Product	(***)
NDA submission or its equivalent for each Licensed Product	(***)
Commencement of product marketing in the United States	(***)
Commencement of product marketing in Europe	(***)
These milestone payments are nonrefundable and are not creditable against any other payments due to Medical School under this Agreement.

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     4.5. Royalties.
          (a) Base Royalty. In partial consideration of the rights granted Company under this Agreement, Company shall pay to Medical School a royalty of (***) percent (***) of Net Sales of Licensed Products by Company, its Affiliates and Sublicensees.
          (b) Services royalty. Company shall pay Medical School (***) percent (***) of Net Sales of commercial clinical laboratory services by Company and its Affiliates.
     4.6. Minimum Royalty. Within sixty (60) days after the beginning of each calendar year during the term of this Agreement, beginning January 1, 2012, Company shall pay to Medical School a minimum royalty of (***).Company may credit the minimum royalty paid under this Subsection 4.7 against actual royalties due and payable for the same calendar year. Waiver of any minimum royalty payment by Medical School shall not be construed as a waiver of any subsequent minimum royalty payment. If Company fails to make any minimum royalty payment within the sixty-day period, such failure shall constitute a material breach of its obligations under this Agreement, and Medical School shall have the right to terminate this Agreement in accordance with Section 8.3.
     4.7. Sublicense Income. Company shall pay Medical School (***) of all Sublicense Income. Such Sublicense Income amounts shall be due and payable within sixty (60) days after Company receives the relevant payment from the Sublicensee.
     4.8. Third-Party Royalties. If Company is legally required to make royalty payments to one or more third parties in order to make, use, or sell Licensed Products, Company may offset a total of fifty percent (50%) of actual third-party payments against any royalty payments that are due to Medical School in the same Royalty Period. However, the royalty payments under Sections 4.5., may never result in a royalty lower than (***) in any Royalty Period. In the event that Company is legally required to make royalty payments to Medical School for a Licensed Product under any other license agreement, as well as this Agreement, the total royalty due to Medical School may never be more than (***). The amendments to Section 4.6 or 4.8 dated February 1, 2004, in the license agreements between Company and Medical School for UMMC 01-36, UMMC 02-01, UMMC 03-05, UMMC 03-17, UMMC 03-36 and UMMC 03-60 specifically do not apply to this Agreement. Further, no other credits of payments due to Medical School under any other license agreement between Company and Medical School apply to this Agreement.
     4.9. 5. Royalty Reports; Payments; Records.
     5.1. First Sale. Company shall report to Medical School the date of first commercial sale of each Licensed Product within thirty (30) days of occurrence in each country.

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     5.2. Reports and Payments. Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to Medical School a report containing the following information:
     (a) the number of Licensed Products sold to independent third parties in each country, and the number of Licensed Products used by Company, its Affiliates and Sublicensees in each country;
     (b) the gross sales price for each Licensed Product sold by Company, its Affiliates and Sublicensees during the applicable Royalty Period in each country;
     (c) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;
     (d) total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and
     (e) the portion of royalty-based Sublicense Income due to Medical School for the applicable Royalty Period from each Sublicensee.
All such reports shall be considered Company Confidential Information. If no royalties are due to Medical School for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to Medical School any payment due for the applicable Royalty Period.
     5.3. Payments in United States Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.
     5.4. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give Medical School prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due Medical School through whatever lawful methods Medical School reasonably designates; provided, however, that if Medical School fails to designate such payment method within thirty (30) days after Medical School is notified of the restriction, Company may deposit such payment in local currency to the credit of Medical School in a recognized banking institution selected by Company and identified by written notice to Medical School, and such deposit shall fulfill all obligations of Company to Medical School with respect to such payment.

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     5.5. Records. Company shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, or performed under this Agreement and any amounts payable to Medical School in relation to such Licensed Products, which records shall contain sufficient information to permit Medical School to confirm the accuracy of any reports delivered to Medical School under Section 5.2. Company, Affiliates and Sublicensees shall retain such records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time Medical School shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Medical School any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of such audit. Medical School may exercise its rights under this Section only once every year for each of Company, its Affiliates or Sublicensees and only with reasonable prior notice to Company, its Affiliates or Sublicensees.
     5.6. Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.
     5.7. Method of Payment. All payments under this Agreement should be made in the name of the “University of Massachusetts Medical School” and sent to the address identified in Section 10.10 below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.
     5.8. Withholding and Similar Taxes. Royalty payments and other payments due to Medical School under this Agreement shall not be reduced by reason of any withholding or similar taxes applicable to such payments to Medical School, which shall be paid by Company as required by applicable law and reported by Company to the Medical School.
6. Patents and Infringement.
     6.1. Responsibility for Patent Rights. Medical School shall have responsibility and sole discretion for the preparation, filing, prosecution, and maintenance of all Patent Rights. Subject to Medical’s School obligations to Sirna Therapeutics, Inc. with respect to Patent Rights and Section 6.5 below, Medical School will keep Company informed of the status, prosecution and maintenance of the Patent Rights and will consider Company’s comments and requests with respect thereto in good faith.

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     6.2. Acknowledgement of Sirna Therapeutics, Inc. License Agreement. Company acknowledges that the Medical School’s license of the Patent Rights to Sirna Therapeutics, Inc., may require the modification or abandonment of claims in the Patent Rights to resolve possible patent interferences between the Medical School and Sirna Therapeutics, Inc
     6.3. Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.
     6.4. Abandonment. Subject to any obligations to Sirna Therapeutics, Inc., if Medical School desires to abandon any patent or patent application within the Patent Rights (other than as a result of any patent interference, litigation, or settlement of a patent interference or litigation), Medical School shall provide Company with reasonable prior written notice of the intended abandonment or decline of responsibility, and, in that case, Company may, at its expense, prepare, file and prosecute, and maintain the relevant Patent Rights in the name of and on behalf of the Medical School.
     6.5. Payment of Expenses. Within thirty (30) days after Medical School invoices Company, Company shall reimburse Medical School for all out-of-pocket patent expenses incurred pursuant to notice and consultation provisions of Section 6.1.
7. Confidential Information; Publications; Publicity.
     7.1. Confidential Information.
          (a) Designation. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as “Confidential” or “Proprietary”). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.
          (b) Obligations. For a period of five (5) years after disclosure of any portion of Confidential Infonnation, the Receiving Party shall (i) maintain such Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.
          (c) Exceptions. The obligations of the Receiving Party under Subsection 7.1.(b) above shall not apply to the extent that the Receiving Party can demonstrate that

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certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure.
          (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.
     7.2. Publications. Medical School and its employees will be free to publicly disclose (through journals, lectures, or otherwise) the results of any research in the Field or relating to the subject matter of the Patent Rights.
     7.3. Publicity Restrictions. Neither party may use the name of the other or any of its respective trustees, officers, faculty, students, employees, or agents, or any adaptation of such names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the other party. The foregoing notwithstanding:
          (a) Company shall have the right to disclose such information without the consent of Medical School in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company shall have given Medical School at least ten (10) days (or such prior shorter period in order to enable Company to make a timely announcement, while affording the Medical School the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving Medical School the opportunity to comment on such text.
          (b) The Medical School may disclose that Company is a licensee of the Patent Rights.

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8. Term and Termination.
     8.1. Term. This Agreement shall commence on the Effective Date and shall remain in effect until (a) the expiration of all issued patents within the Patent Rights or (b) for a period often (10) years after the Effective Date if no such patents have issued within that ten-year period, unless earlier terminated in accordance with the provisions of this Agreement.
     8.2. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period. Company acknowledges and agrees that there is no cure period for any default or failure to make payments of cash under Subsection 4.1 (“Subsection 4.1 Default”), or any default or failure to provide equity as provided under Subsection 4.2 (“Subsection 4.2 Default”).
     8.3. Voluntary Termination. Company may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to Medical School. Medical School may terminate this Agreement immediately upon written notice to Company upon the occurrence of either (a) a Subsection 4.1 Default or (b) a Subsection 4.2 Default as described in Subsection 8.2.
     8.4. Termination Fee. Upon termination of this Agreement (a) by Medical School according to the provisions of Subsection 8.3(b) or (b) Company prior to fulfilling it’s obligations to issue equity to Medical School as provided under Subsection 4.2, Company shall pay Medical School a termination fee of Twenty Five Thousand Dollars ($25,000). This termination fee is non-refundable and not creditable to other payments due to Medical School under this Agreement.
     8.5. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, terrorism, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
     8.6. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 5, and 9; Sections 3.2., 3.5. 4.1, 7.1., 7.3., 8.4., 8.6., and 10.9. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed

UMass Agreement No. UMMC 03-33-06
Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due Medical School under this Agreement, (b) Company pays Medical School the applicable royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (c) Company and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination. 9. Dispute Resolution.
     9.1. Procedures Mandatory. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.
     9.2. Dispute Resolution Procedures.
          (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.
          (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.
          (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

UMass Agreement No. UMMC 03-33-06
     9.3. Preservation of Rights Pending Resolution.
          (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.
     (b) Provisional Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.
     (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.
10. Miscellaneous.
     10.1. Representations and Warranties. Medical School represents and warrants that its employees have assigned to Medical School their entire right, title, and interest in the Patent Rights, and that it has authority to grant the rights and licenses set forth in this Agreement. MEDICAL SCHOOL MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS AND RELATED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, Medical School makes no warranty or representation (a) regarding the prosecution or the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.
     10.2. Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of Medical School in the area of technology transfer and shall promptly notify Medical School of any violation that Company knows or has reason to believe has occurred or is likely to occur. The Medical School will provide current copies of the policies currently in effect at the Worcester campus upon request.
     10.3. Tax-Exempt Status. Company acknowledges that Medical School, as a public institution of the Commonwealth of Massachusetts, holds the status of an exempt organization under the United States Internal Revenue Code. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Medical School reasonably determines, that any term of this

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Agreement jeopardizes the tax-exempt status of Medical School or the bonds used to finance Medical School facilities, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.11.
     10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
     10.5. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.
     10.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.
     10.7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign this Agreement to an Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.
     10.8. Amendment and Waiver. This Agreement maybe amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.
     10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. Both parties agree that any legal action arising out of or in connection with this Agreement shall be brought in the Massachusetts Superior Court in Suffolk County.
     10.10. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:
If to Medical School:
Office of Technology Management
University of Massachusetts Medical School
333 South Street, Suite 400 Shrewsbury, MA
01545 Attention: Executive Director
If to Company:

UMass Agreement No. UMMC 03-33-06
CytRx Corporation
11726 San Vicente Blvd., Suite 650
Los Angeles, CA 90049
Attention: Steven A. Kriegsman
                   Chief Executive Officer
All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.
     10.11. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.
     10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.
     The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS MEDICAL SCHOOL	CYTRX CORPORATION

By:	/s/ Chester A. Bisbee	By:	/s/ Steven A Kriegsman

	Chester A. Bisbee		Steven A. Kriegsman
	Acting Director, OTM		Chief Executive Officer

EXHIBIT A List of Patent Rights UMMC 03-33
Invention Disclosure

Entitled “Chemically Modified siRNA and Uses Thereof
Provisional Application

“Chemically Modified siRNA and Uses Thereof
Tariq M. Rana, Ph.D. inventor
Filed 9/25/02 — Application No. 60/413,529
UMMC 03-61
Invention Disclosure

Entitled “In Vivo Gene Silencing by Chemically Modified and Stable siRNA”
Provisional Application

“In Vivo Gene Silencing by Chemically Modified and Stable siRNA”
Tariq M. Rana, Ph.D., inventor
Filed 11/15/02 — Application No. 60/426,982
UMMC 03-101
Invention Disclosure

Entitled “RNAi Modifications”
Provisional Application

“In Vivo Gene Silencing by Chemically Modified and Stable siRNA” Tariq M. Rana, Ph.D., inventor Filed 3/26/03 — Application No. 60/458,051
United States Application
“In Vivo Gene Silencing by Chemically Modified and Stable siRNA”
Tariq M. Rana, Ph.D., inventor
Filed 9/25/03 — Application No. 10/672,069
(Combined UMMC 03-33 UMMC 03-61 and UMMC 03-101 provisional applications)

Foreign Applications
International Patent Application No. PCT/US03/30480

“In Vivo Gene Silencing by Chemically Modified and Stable siRNA“filed September 25, 2003. - (Combines UMMC 03-33, UMMC 03-61 and UMMC 03-101 provisional applications).
Australian Patent Application No. 2003282877 entitled “In Vivo Gene Silencing by Chemically Modified and Stable siRNA by Tariq M Rana, filed September 25, 2003.
European Patent Application No. 03774498.4 entitled “In Vivo Gene Silencing by Chemically Modified and Stable siRNA by Tariq M. Rana, filed September 25, 2003.
Canadian Patent Application No. 2500224 entitled “In Vivo Gene Silencing by Chemically Modified and Stable siRNA” by Tariq M. Rana, filed March 24, 2005.